Exhibit 99.1

Contacts:

The Ruth Group (Investors/Media)
Sara Ephraim/Jason Rando
sephraim@theruthgroup.com
jrando@theruthgroup.com

IMARX THERAPEUTICS RECEIVES NOTIFICATION FROM NASDAQ

REGARDING NON-COMPLIANCE WITH NASDAQ’S MINIMUM BID PRICE
REQUIREMENT

TUCSON, AZ — (April 11, 2008) – ImaRx Therapeutics, Inc. (NASDAQ:IMRX) today announced that it received a NASDAQ Staff Deficiency Letter on April 11, 2008 indicating that for the last 30 consecutive business days, the bid price of its common stock has closed below $1.00 per share. As a result, the company fails to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4).

In accordance with Marketplace Rule 4310(c)(8)(D), the company has been provided 180 calendar days, or until October 8, 2008, to regain compliance.  The company will achieve compliance, if before October 8, 2008, the bid price of the company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days.  If the company does not regain compliance by October 8, 2008, but can demonstrate as of that date that the Company meets the criteria for initial listing set forth in Marketplace Rule 4310(c) (other than the bid price requirement) and its application is approved, the Company will have an additional 180 days to regain compliance.

The Company intends to monitor the closing bid price of its common stock between now and October 8, 2008, and work closely with NASDAQ to resolve the deficiency and consider available options to regain compliance with the NASDAQ minimum closing bid price requirement.

About ImaRx Therapeutics

ImaRx Therapeutics is a biopharmaceutical company commercializing and developing therapies for vascular disorders. The Company’s commercialization efforts are currently focused on its product, urokinase for the treatment of acute massive pulmonary embolism. The Company’s research and development efforts are focused on therapies for stroke and other vascular disorders using its proprietary microbubble technology.

Forward Looking Statements

Statements in this press release about future expectations, plans and prospects for the Company constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks related to: Events or developments affecting the Company’s share price; the Company’s potential inability to maintain compliance with other listing requirements between now and October 8, 2008; the risk that NASDAQ exercises its discretion to require that the Company maintain a bid price of at least $1.00 per share for a period in excess of 10 days; and other important risks relating to the Company’s business, prospects, financial condition and results of operations that are discussed in the Section titled “Risk Factors” in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007, which has been filed with the SEC.

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